Exhibit 3.12

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

SIMPLER NORTH AMERICA, LLC

(formerly known as Samurai GP Buyer LLC)

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of SIMPLER NORTH AMERICA, LLC (formerly known as Samurai GP Buyer LLC) (the “Company”), dated as of this 17th day of April, 2014, is entered into by Simpler Consulting, LLC, a Delaware limited liability company (the “Member”).

WHEREAS, a certificate of formation of the Company was filed with the Secretary of State of the State of Delaware on 1st day of April, 2014;

WHEREAS, the Company was formed pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and the affairs of the Company were first organized under the Limited Liability Company Operating Agreement of the Company, dated April 11, 2014 (the “Original Operating Agreement”), entered into by Truven Health Analytics Inc. (the “Initial Member”);

WHEREAS, Simpler North America, LP, a Pennsylvania limited partnership and subsidiary of the Company (“Simpler NA”), merged with and into the Company, pursuant to an Agreement of Merger, dated April 17, 2014, by and between Simpler NA and the Company, forming Simpler North America, LLC (the “Simpler NA Merger”);

WHEREAS, Simpler Consulting, LP, a Pennsylvania limited partnership and indirect subsidiary of the Initial Member (“Simpler Consulting”), merged with and into Samurai LP Buyer LLC, a Delaware limited liability company and wholly-owned subsidiary of the Initial Member (“LP Buyer”), pursuant to an Agreement of Merger, dated April 17, 2014, by and between Simpler Consulting and LP Buyer, forming the Member (the “Simpler Consulting Merger” and together with the Simpler NA Merger, the “Mergers”);

WHEREAS, in connection with the Mergers and the other reorganization transactions related thereto, the Initial Member transferred all of its limited liability company interests in the Company to LP Buyer (the predecessor of the Member);

WHEREAS, the Member desires to amend and restate the Original Operating Agreement in its entirety to, among other things, allow the Initial Member to withdraw as a Member of the Company upon execution of this Agreement and to be replaced in its role as the sole member of the Company by the Member; and

WHEREAS, the Member now desires to amend and restate the Original Operating Agreement in its entirety to read as set forth below.

NOW, THEREFORE, The Member hereby amends and restates the Original Operating Agreement in its entirety to read as set forth below:

ARTICLE I

FORMATION AND TERM

1.1                               Name. The name of the limited liability company formed hereby is SIMPLER NORTH AMERICA, LLC (the “Company”).

1.2                               Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

1.3                               Registered Office. The address of the registered office of the Company in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, County of Kent, City Dover, in the State of Delaware 19901.

1.4                               Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, County of Kent, City of Dover, in the State of Delaware, 19901.

1.5                               Term. The term of the Company commenced on April 11, 2014, the date the original certificate of formation of the Company was filed in the office of the Secretary of State of the State of Delaware, and shall continue until the Company is dissolved in accordance with the provisions of this Agreement and the Act.

1.6                               Qualification in Other Jurisdictions. The Manager (as defined below) shall cause the Company to be qualified, formed or registered if necessary under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. The Manager, as authorized person, within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

ARTICLE II

MANAGEMENT

2.1                               Manager. The business and affairs of the Company shall be managed and controlled by the Member (in such capacity, the “Manager”), who shall possess all rights and powers of a manager as provided in the Act and otherwise by law.

2.2                               Officers. The Member may, from time to time, designate one or more persons to be officers of the Company (the “Authorized Officers”). The Authorized Officers shall have such authority and perform such duties as the Member may, from time to time, delegate to them. Each Authorized Officer shall hold office until his or her successor shall have been duly designated and shall qualify or until his or her death, resignation or removal. Any Authorized Officer may be removed at any time, either with or without cause, by the Member. If a vacancy occurs in any office, the Member may appoint a successor to fill such office.

ARTICLE III

CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS AND ALLOCATIONS OF PROFITS AND LOSSES

3.1                               Capital Contributions. The Member shall make contributions to the capital of the Company from time to time in its discretion.

3.2                               Allocations Generally. The Company’s profit and loss shall be allocated to the Member.

3.3                               Distributions. Except as provided in Article V, distributions shall be made to the Member at the times and in the aggregate amounts determined by the Manager.

ARTICLE IV

ADMINISTRATIVE PROVISIONS

4.1                               Accounting Method. The accounting for purposes of the Company shall be in accordance with accounting principles determined by the Manager.

4.2                               Entity Classification. For U.S. federal income tax purposes, the Company shall be disregarded as an entity separate from its owner within the meaning of Treasury Regulation §301.7701-3 and shall not make an election to be classified as a corporation.

ARTICLE V

DISSOLUTION AND TERMINATION

5.1                               Dissolution. The Company shall dissolve, and its affairs shall be wound up only upon the first to occur of the following: (i) the written consent of the Member or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act or (iii) at any time there is no member of the Company unless the Company is continued in accordance with the Act. The Member shall continue to be allocated profit and loss, in the manner set forth in Section 3.2 during the liquidation. The proceeds from liquidation of Company assets shall be applied as follows:

(1)                                 satisfaction (whether by payment or the making of reasonable provision for payment) of debts of the Company other than to the Member;

(2)                                 to payment of amounts owed to the Member for amounts borrowed from and not repaid to the Member; and

(3)                                 to the Member.

5.2                               Gains or Losses in Winding-Up. Any gain or loss on disposition of Company properties in the process of liquidation shall be credited or charged to the Member in the manner set forth in Section 3.2. Any property distributed in kind in the liquidation of the Company shall be valued and treated as though the property were sold and the cash proceeds were distributed. The difference between the value of the property distributed in kind and its book value shall be treated as a gain or loss on sale of the property and shall be credited or charged to the Member in the manner set forth in Section 3.2.

5.3                               Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Article V, and the certificate of formation of the Company in effect as of the date thereof shall have been canceled in the manner required by the Act.

ARTICLE VI

ADMISSION OF A MEMBER

6.1                               Admission of a Member. The Member has been admitted as a member of the Company pursuant to this Agreement. No person may be admitted as a Member of the Company unless the Member consents.

ARTICLE VII

GOVERNING LAW

7.1                               Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

ARTICLE VIII

LIABILITY, EXCULPATION AND INDEMNIFICATION

8.1                               Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person (as defined below) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

8.2                               Exculpation. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

8.3                               Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement; provided, however, that any indemnity under this Section 8.3 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

8.4                               Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 8.3.

8.5                               Covered Person. For purposes of this Article VIII, “Covered Person” shall mean the Manager, the Member, any affiliate of the Manager or the Member, any officer, director, shareholder, partner, member, employee, representative or agent of the Manager or the Member, or their respective affiliates, or any employee or agent of the Company or its affiliates.

ARTICLE IX

MISCELLANEOUS

9.1                               Effective Date. This Agreement shall be effective as of April 11, 2014.

9.2                               Entire Agreement. This document constitutes the entire Agreement and understanding by the Member with respect to the Company and supercedes all prior agreements and undertakings, if any, with respect hereto.

9.3                               Amendment. This Agreement may be amended only through a written document signed by the Member.

9.4                               Captions. The titles and captions contained herein are for convenience only and shall not be deemed part of this Agreement.

9.5                               Numbers and Gender. Where the context so indicates, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, and person shall include corporation, firm or any other entity.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

SIMPLER CONSULTING, LLC

By: Truven Health Analytics Inc., its Member

By:	/s/ Philip Buckingham
	Name:	Philip Buckingham
	Title:	Executive Vice President and Chief Financial Officer

[A&R LLC Agreement]